Exhibit 99.1

MRC Global Announces First Quarter 2022 Results and Raises Guidance

Houston, TX – May 9, 2022 – MRC Global Inc. (NYSE: MRC), the leading global distributor of pipe, valves, fittings and infrastructure products and services to diversified energy, industrial and gas utilities' end-markets, today announced first quarter 2022 results.

Net income attributable to common stockholders for the first quarter of 2022 was $10 million, or $0.12 per diluted share, as compared to the first quarter of 2021 net loss of ($9) million, or ($0.11) per diluted share. Adjusted net income attributable to common stockholders for the first quarter of 2022 was $15 million, or $0.17 per diluted share, as compared to the first quarter of 2021 adjusted net loss of ($6) million, or ($0.07) per diluted share.

MRC Global’s first quarter of 2022 gross profit was $136 million, or 18.3% of sales, as compared to the first quarter 2021 gross profit of $103 million, or 16.9% of sales. Gross profit for the first quarter of 2022 and 2021 include $6 million and $4 million of expense in cost of sales relating to the use of the last-in, first-out (LIFO) method of inventory cost accounting, respectively. Adjusted gross profit, which excludes the impact of LIFO, was $152 million, or 20.5% of sales, for the first quarter of 2022 and was $118 million, or 19.4% of revenue, for the first quarter of 2021.

First Quarter 2022 Financial Highlights:

- Sales of $742 million, an 8% sequential increase and a 22% improvement over the same quarter a year ago

- Adjusted EBITDA of $48 million, 6.5% of sales, doubled compared to the first quarter of 2021

- Adjusted Gross Profit, as a percentage of sales, of 20.5%

- Leverage ratio of 1.6x

Adjusted net income attributable to common stockholders, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Gross Profit, Net Debt and Leverage Ratio are all non-GAAP measures. Please refer to the reconciliation of each of these measures to the nearest GAAP measure in this release.

Rob Saltiel, MRC Global’s president and chief executive officer stated, “I am very pleased with our excellent financial performance in the first quarter. Our revenue was up 8% sequentially, led by our Upstream Production and Downstream, Industrial and Energy Transition (DIET) sectors. At $48 million, we doubled adjusted EBITDA compared to the same quarter a year ago with adjusted EBITDA margins of 6.5%, a 260-basis point improvement. Our backlog continues to grow in all our sectors and geographic segments, and stood at $667 million as of March 31, 2022, 28% higher than December 31, 2021.

"Our strong first quarter results, favorable business fundamentals and growing backlog are leading us to raise our 2022 outlook to $3.1 billion in sales and $200 million of adjusted EBITDA. We expect revenue in all four of our business sectors to be up double-digit percentages in 2022," Mr. Saltiel added.

Selling, general and administrative (SG&A) expenses were $107 million, or 14.4% of sales, for the first quarter of 2022 compared to $100 million, or 16.4% of sales, for the same period in 2021. SG&A expense for 2022 includes a benefit of $2 million related to employee retention credits resulting from the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) and the Taxpayer Certainty and Disaster Relief Act. Excluding $2 million of employee separation costs, SG&A for the first quarter of 2021 would have been $98 million.

An income tax expense of $7 million was generated in the first quarter of 2022, with an effective tax rate of 30%, as compared to income tax expense of $0 million for the first quarter of 2021. The effective tax rate for the three months ended March 31, 2022, was higher than the statutory rate due to discrete items, primarily related to share-based compensation plans. The company’s rates generally differ from the U.S. federal statutory rate of 21% as a result of state income taxes and differing foreign income tax rates.

Adjusted EBITDA was $48 million in the first quarter of 2022 compared to $24 million for the same period in 2021. Please refer to the reconciliation of non-GAAP measures (adjusted EBITDA) to GAAP measures (net income) in this release.

Sales

The company’s sales were $742 million for the first quarter of 2022, which was 8% higher than the fourth quarter of 2021 and 22% higher than the first quarter of 2021. As compared to the first quarter of 2021, all sectors grew double-digit percentages, led by the gas utilities business followed by the upstream production sector. Sequentially, the U.S. segment drove the increase led by the DIET sector.

Sales by Segment

U.S. sales in the first quarter of 2022 were $618 million, up $134 million, or 28%, from the same quarter in 2021. The gas utilities sector revenue increased $59 million, or 28%, driven by the full implementation of a new customer contract, increased activity levels, and continued execution of our customers' integrity upgrade programs. Upstream production sector sales increased by $33 million, or 49%, primarily due to increased customer spending for more well completions. DIET sector sales increased $31 million, or 22%, from additional turnaround project spending and increased renewable biofuel projects. Midstream pipeline sector sales improved $11 million, or 16%, driven by new gathering infrastructure as a result of increased well completion activity.

Sequentially, as compared to the fourth quarter, the U.S. sales increased 9%, due primarily to the DIET sector, which increased $26 million and 18% as turnaround activity and biofuels project activity increased. The gas utilities and upstream production sectors were up 7% and 12%, respectively. The midstream pipeline sector was down 4%, as compared to the prior quarter, due to the timing of project deliveries.

Canada sales in the first quarter of 2022 were $43 million, up $11 million, or 34%, from the same quarter in 2021, driven by the upstream production sector from increased customer capital budgets on improved commodity prices.

Sequentially, as compared to the prior quarter, Canada sales increased 8%, across all sectors except gas utilities, which declined due to a large non-recurring order in the fourth quarter. The midstream production sector increased $3 million as customer activity levels increased. The DIET sector increased $2 million due to maintenance work, valve project orders and new market share. The upstream production sector increased $3 million due to an increase in customer capital spending, as market conditions have improved.

International sales in the first quarter of 2022 were $81 million, down $12 million, or 13%, from the same period in 2021 as a result of reduced project approvals in late 2021 due to the pandemic, primarily in the upstream sector as well as $5 million from weaker foreign currencies.

Sequentially, as compared to the previous quarter, International sales increased 1% driven by the upstream production sector partially offset by the DIET sector. Upstream production increased as customer activity increased in Norway and the U.K. as a result of higher crude prices and an increase in oil demand post-pandemic. The DIET sector decreased due to the timing of project activity related to pandemic induced delays.

Sales by Sector

Gas utilities sector sales, primarily U.S. based, in the first quarter of 2022 were $271 million, or 37% of total sales, an increase of $61 million, or 29%, from the first quarter of 2021.

Sequentially, as compared to the fourth quarter, the gas utilities sector grew $13 million, or 5%, primarily related to a general increase in activity to start the new year and market share gains in the U.S.

Downstream, industrial and energy transition sector sales in the first quarter of 2022 were $226 million, or 30% of total sales, an increase of $32 million, or 16%, from the first quarter of 2021. The increase in DIET sector sales was driven by the U.S. segment.

Sequentially, as compared to the previous quarter, sales in this sector were up $25 million, or 12%, driven by the U.S.

Upstream production sector sales in the first quarter of 2022 were $158 million, or 21% of total sales, an improvement of $31 million, or 24%, from the first quarter of 2021. The increase in upstream production sales was led by the U.S. segment followed by the Canada segment, partially offset by the International segment.

Sequentially, as compared to the prior quarter, upstream production sector sales increased $18 million, or 13%, with double-digit growth in all segments, driven by the U.S. segment as well completions and general activity levels have increased on new, higher customer budgets.

Midstream pipeline sector sales in the first quarter of 2022 were $87 million, or 12% of total sales, an increase of $9 million, or 12%, from the first quarter of 2021, driven by the U.S. segment.

Sequentially, midstream pipeline sector sales were consistent with the fourth quarter sales due to an increase in the Canada segment offset by the U.S. segment.

Backlog

As of March 31, 2022, the company's backlog is up 28% from the end of 2021 with double-digit increases in each segment and each sector. The U.S. backlog is up 32% over the same period with all sectors up double-digits including a 44% increase in the DIET sector.

Balance Sheet and Cash Flow

Cash used by operations was ($13) million in the first quarter of 2022. As of March 31, 2022, the cash balance was $31 million, long-term debt (including current portion) was $303 million, and net debt was $272 million. Availability under the company’s asset-based lending facility was $514 million and available liquidity was $545 million as of March 31, 2022.

Please refer to the reconciliation of non-GAAP measures (Net Debt) to GAAP measures (Long-term Debt) in this release.

Conference Call

The company will hold a conference call to discuss its first quarter 2022 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on May 10, 2022. To participate in the call, please dial 201-689-8261 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through May 24, 2022, and can be accessed by dialing 201-612-7415 and using pass code 13727805#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, upstream production, and midstream pipeline sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of 210 locations including valve and engineering centers. The company’s unmatched quality assurance program offers 250,000 SKUs from 10,000 suppliers, simplifying the supply chain for over 10,000 customers. Find out more at www.mrcglobal.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “intend,” “believes,” "on-track," “well positioned,” “strong position,” “looking forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; U.S. and international general economic conditions; the company's ability to compete successfully with other companies in MRC Global's industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company's suppliers; the company's lack of long-term contracts with most of its suppliers; suppliers' price reductions of products that the company sells, which could cause the value of the company's inventory to decline;  decreases in steel prices, which could significantly lower MRC Global's profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company's lack of long-term contracts with many of its customers and the company's lack of contracts with customers that require minimum purchase volumes;  changes in the company's customer and product mix;  risks related to the company's customers' creditworthiness; the success of the company's acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company's business and whether these acquisitions will yield their intended benefits; the company's significant indebtedness;  the dependence on the company's subsidiaries for cash to meet its obligations;  changes in the company's credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted or imposed; significant substitution of alternative fuels for oil and gas; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company's insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; adverse health events such as a pandemic; interruption in the proper functioning of the company's information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of the company’s goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to the company's intention not to pay dividends; and risks arising from compliance with and changes in law in the countries in which we operate, including (among others) changes in tax law, tax rates and interpretation in tax laws.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investor Relations page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	March 31,	December 31,
	2022	2021

Assets
Current assets:
Cash	$31	$48
Accounts receivable, net	453	379
Inventories, net	500	453
Other current assets	28	19
Total current assets	1,012	899

Long-term assets:
Operating lease assets	200	191
Property, plant and equipment, net	88	91
Other assets	23	22

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	199	204
	$1,786	$1,671

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$400	$321
Accrued expenses and other current liabilities	87	80
Operating lease liabilities	35	33
Current portion of long-term debt	3	2
Total current liabilities	525	436

Long-term liabilities:
Long-term debt, net	300	295
Operating lease liabilities	184	177
Deferred income taxes	57	53
Other liabilities	26	32

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 107,699,795 and 107,284,171 issued, respectively	1	1
Additional paid-in capital	1,748	1,747
Retained deficit	(809)	(819)
Less: Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(226)	(231)
	339	323
	$1,786	$1,671

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2022	2021

Sales	$742	$609
Cost of sales	606	506
Gross profit	136	103
Selling, general and administrative expenses	107	100
Operating income	29	3
Other expense:
Interest expense	(6)	(6)
Income (loss) before income taxes	23	(3)
Income tax expense	7	-
Net income (loss)	16	(3)
Series A preferred stock dividends	6	6
Net income (loss) attributable to common stockholders	$10	$(9)

Basic earnings (loss) per common share	$0.12	$(0.11)
Diluted earnings (loss) per common share	$0.12	$(0.11)
Weighted-average common shares, basic	83.3	82.3
Weighted-average common shares, diluted	84.3	82.3

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2022	2021

Operating activities
Net income (loss)	$16	$(3)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operations:
Depreciation and amortization	5	5
Amortization of intangibles	5	6
Equity-based compensation expense	3	5
Deferred income tax expense	1	-
Increase in LIFO reserve	6	4
Changes in operating assets and liabilities:
Accounts receivable	(74)	(50)
Inventories	(52)	-
Other current assets	(9)	(6)
Accounts payable	78	75
Accrued expenses and other current liabilities	8	(12)
Net cash (used in) provided by operations	(13)	24

Investing activities
Purchases of property, plant and equipment	(2)	(2)
Other investing activities	-	1
Net cash used in investing activities	(2)	(1)

Financing activities
Payments on revolving credit facilities	(107)	(2)
Proceeds from revolving credit facilities	113	2
Payments on long-term obligations	-	(1)
Dividends paid on preferred stock	(6)	(6)
Repurchases of shares to satisfy tax withholdings	(2)	(2)
Net cash used in financing activities	(2)	(9)

(Decrease) increase in cash	(17)	14
Effect of foreign exchange rate on cash	-	(1)
Cash -- beginning of period	48	119
Cash -- end of period	$31	$132

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
March 31,
	U.S.	Canada	International	Total
2022
Gas utilities	$268	$3	$-	$271
Downstream, industrial & energy transition	169	7	50	226
Upstream production	101	29	28	158
Midstream pipeline	80	4	3	87
	$618	$43	$81	$742
2021
Gas utilities	$209	$1	$-	$210
Downstream, industrial & energy transition	138	4	52	194
Upstream production	68	23	36	127
Midstream pipeline	69	4	5	78
	$484	$32	$93	$609

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended
	March 31,	March 31,
Type	2022	2021
Line pipe	$112	$65
Carbon fittings and flanges	100	85
Total carbon pipe, fittings and flanges	212	150
Valves, automation, measurement and instrumentation	251	241
Gas products	184	134
Stainless steel and alloy pipe and fittings	36	29
General products	59	55
	$742	$609

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	March 31,	Percentage	March 31,	Percentage
	2022	of Revenue	2021	of Revenue

Gross profit, as reported	$136	18.3%	$103	16.9%
Depreciation and amortization	5	0.7%	5	0.8%
Amortization of intangibles	5	0.7%	6	1.0%
Increase in LIFO reserve	6	0.8%	4	0.7%
Adjusted Gross Profit	$152	20.5%	$118	19.4%

Notes to above:

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges incremental to normal operations and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses to

Adjusted Selling, General and Administrative Expenses (a non-GAAP measure)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2022	2021

Selling, general and administrative expenses	$107	$100
Employee separation (1)	-	(2)
Adjusted Selling, general and administrative expenses	$107	$98

Notes to above:

(1)	Charges (pre-tax) related to employee separation of which $1 million is non-cash share-based compensation.

The company defines Adjusted Selling, general and administrative (SG&A) expenses as SG&A, less severance and restructuring expenses, employee separation costs, facility closures plus the recovery of supplier bad debt. The company presents Adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance without regard to items that can vary substantially from company to company. Among other things, Adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses Adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net (Loss) Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2022	2021

Net income (loss)	$16	$(3)
Income tax expense	7	-
Interest expense	6	6
Depreciation and amortization	5	5
Amortization of intangibles	5	6
Employee separation (1)	-	1
Increase in LIFO reserve	6	4
Equity-based compensation expense (2)	3	5
Adjusted EBITDA	$48	$24

Notes to above:

(1)	Charges (pre-tax) recorded in SG&A.
(2)	Charges (pre-tax) recorded in SG&A. In 2021, $1 million relates to employee separation.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments, long-lived asset impairments (including goodwill and intangible assets), inventory-related charges incremental to normal operations, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Loss Attributable to Common Stockholders to

Adjusted Net Income (Loss) Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	Three Months Ended
	March 31, 2022
	Amount	Per Share

Net income attributable to common stockholders	$10	$0.12
Increase in LIFO reserve, net of tax	5	0.05
Adjusted net income attributable to common stockholders	$15	$0.17

	Three Months Ended
	March 31, 2021
	Amount	Per Share

Net loss attributable to common stockholders	$(9)	$(0.11)
Increase in LIFO reserve, net of tax	3	0.04
Adjusted net loss attributable to common stockholders	$(6)	$(0.07)

Notes to above:

The company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders less after-tax goodwill and intangible impairment, inventory-related charges, facility closures, severance and restructuring, plus or minus the after-tax impact of its LIFO inventory costing methodology. After-tax impacts were determined using the Company's blended statutory rate. The company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to Net Debt (a non-GAAP measure) and the Leverage Ratio Calculation

(in millions)

March 31,
2022

Long-term debt, net	$300
Plus: current portion of long-term debt	3
Long-term debt	303
Less: cash	31
Net Debt	$272

Net Debt	$272
Trailing twelve months adjusted EBITDA	170
Leverage ratio	1.6

Notes to above:

Net Debt and related leverage metrics may be considered non-GAAP measures. We define Net Debt as total long-term debt, including current portion, minus cash. We define our leverage ratio as Net Debt divided by trailing twelve months Adjusted EBITDA. We believe Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. We believe the leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. We believe total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Net Debt.

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